EXHIBIT (p)(6)

CODE OF ETHICS

As an investment adviser, the Firm stands in a position of trust and confidence with respect to our clients. Accordingly we have a fiduciary duty to place the interests of the Funds before the interests of the Firm and our Employees. In order to assist the Firm and our Employees in meeting our obligations as a fiduciary, the Firm has adopted this Code of Ethics (the “Code”). The Code incorporates the following general principles which all Employees are expected to uphold:

•	We must at all times place the interests of our Funds first.

•	All personal securities transactions must be conducted in a manner consistent with the Code and avoid any actual or potential conflicts of interest or any abuse of an Employee’s position of trust and responsibility.

•	Employees must not take any inappropriate advantage of their positions at the Firm.

•	Information concerning the identity of securities and financial circumstances of the Funds and their investors must be kept confidential.

•	Independence in the investment decision-making process must be maintained at all times.

The Firm believes that these general principles not only help us fulfill our fiduciary obligations, but also protect the Firm’s reputation and instill in our Employees the Firm’s commitment to honesty, integrity and professionalism. Employees should understand that these general principles apply to all conduct, whether or not the conduct also is covered by more specific standards or procedures set forth below. Failure to comply with the Code may result in disciplinary action, including termination of employment.

A.	Persons and Accounts Covered by the Code

1.	Employees

The Code applies to all of the Firm’s Employees, which for purposes of the Code include all of the Firm’s supervised persons. The Firm’s supervised persons consist of our directors, officers and partners (or other persons occupying a similar status or performing similar functions); our employees; and any other person who provides advice on behalf of the Firm and is subject to the Firm’s supervision and control.

2.	Access Persons

Certain provisions of the Code apply only to the Firm’s “access persons”. Our access persons include any Employee who:

•	Has access to nonpublic information regarding any Fund’s purchases or sales of securities [, or nonpublic information regarding the portfolio holdings of any SEC registered investment company that the Firm or any of our affiliates manage]; or

•	Is involved in making securities recommendations to the Funds, or has access to such recommendations that are nonpublic.

All of the Firm’s directors, officers and partners are presumed to be access persons.

3.	Accounts

The requirements and restrictions contained in the Code apply to all “covered securities” in any “personal account”.

a.	Personal Accounts

The term “personal account” means any securities account in which an Employee has any direct or indirect “beneficial ownership,” and includes any personal account of an Employee’s immediate family member (including any relative by blood or marriage either living in the Employee’s household or financially dependent on the Employee).

An Employee is deemed to have beneficial ownership if the Employee, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect opportunity to profit or share in any profit derived from the relevant personal account. For examples of indirect beneficial ownership, refer to Rule 16a-1(a)(2) under the Securities Exchange Act of 1934 (the “Exchange Act”).

b.	Covered Securities

The term “covered securities” includes all securities defined as such under the Investment Advisers Act of 1940 (the “Advisers Act”), and includes:

•	Debt and equity securities;

•	Options on securities, on indices, and on currencies;

•	All forms of limited partnership and limited liability company interests, including interests in private investment funds (such as hedge funds), and interests in investment clubs; and

•	Foreign unit trusts and foreign mutual funds.

The term “covered securities,” however, does not include the following:

•	Direct obligations of the U.S. government (e.g., treasury securities);

•	Bankers’ acceptances, bank certificates of deposit, commercial paper, and high-quality short-term debt obligations, including repurchase agreements;

•	Shares issued by money market funds;

•	Shares of open-end mutual funds that are not advised or sub-advised by the Firm (or the Firm’s affiliates); and

•	Shares issued by unit investment trusts that are invested exclusively in one or more open-end mutual funds, none of which are funds advised or sub-advised by the Firm (or the Firm’s affiliates).

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Any questions regarding the application of these terms will be addressed by the Compliance Officer.

B.	Compliance with Applicable Federal Securities Laws

In addition to the general principles of conduct stated in the Code and the specific trading restrictions and reporting requirements described below, the Code requires all Employees to comply with applicable federal securities laws. These laws include the Securities Act of 1933 (the “Securities Act”), the Exchange Act, the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940, the Advisers Act, Title V of the Gramm-Leach-Bliley Act of 1999, any rules adopted by the Securities and Exchange Commission under any of these statutes, the Bank Secrecy Act as it applies to private investment funds and investment advisers, and any rules adopted thereunder by the Securities and Exchange Commission or the Department of the Treasury.

C.	Securities Holdings Reports by Access Persons

1.	Initial and Annual Holdings Reports

a.	Contents of Holdings Reports

Every access person must submit an initial report to the Compliance Officer that discloses all covered securities held in any personal account. Each such report must contain, at a minimum:

(1) the title and type of covered security, and the exchange ticker symbol or CUSIP number (as applicable), number of shares, and principal amount of each covered security in any personal account;

(2) the name of any broker, dealer or bank with which the access person maintains any personal account; and

(3) the date on which the access person submits the report.

b.	Timing of Holdings Reports

Every access person must submit a holdings report, substantially in the form attached hereto as Exhibit A, within the following time frames:

(1) no later than 10 days after becoming an access person, and the information contained in the report must be current as of a date no more than 45 days prior to the date of becoming an access person; and

2.	Exceptions to the Reporting Requirements

No access person is required to submit:

a.	Any report with respect to covered securities held in a personal account over which the access person had no direct or indirect influence or control.

B	Pre-Approval for IPOs and Private Placements

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Every access person must obtain approval from the Compliance Officer before acquiring for a personal account any covered security either:

•	Issued in an initial public offering (i.e., an offering of securities registered under the Securities Act, the issuer of which, immediately before registration, was not subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act); or

•	Issued in a limited offering (i.e., an offering that is exempt from registration under the Securities Act pursuant to Section 4(2), Section 4(6), Rule 504, Rule 505 or Rule 506 thereunder).

D.	Prohibited Transactions in Mutual Funds

All Employees are prohibited from engaging in short-term trading for their personal accounts in the shares of any open-end mutual fund (i.e., market timing). For purposes of the Code, the term “short-term trading” means any purchase and sale or sale and purchase of the shares of a mutual fund within a 30-day period, or such longer period as may be specified by a mutual fund’s prospectus. In addition, all Employees are prohibited from trading in the shares of mutual funds for their personal accounts [and for the Funds managed by the Firm] in a manner inconsistent with a mutual fund’s prospectus.

E.	Service on Boards of Directors and Other Outside Activities

An Employee’s service on the board of directors of an outside company, as well as other outside activities generally, could lead to the potential for conflicts of interest and insider trading problems, and may otherwise interfere with an Employee’s duties to the Firm. Accordingly, Employees are prohibited from serving on the boards of directors of any outside company, unless the service (i) would be in the best interests of the Firm or the Funds and (ii) has been approved in writing by the Compliance Officer. In addition, any person serving on the board of a public company which is about to go public may be required to resign either immediately or at the end of the current term.

The Firm also discourages Employees from (i) engaging in outside business ventures (such as consulting engagements or public/charitable positions); (ii) accepting any executorships, trusteeship or power of attorney (except with respect to a family member); and (iii) serving on a creditors committee except as part of the Employee’s duties at the Firm. Accordingly, an Employee must obtain pre-approval from the Compliance Officer prior to engaging in any of these activities.

F.	Gifts and Entertainment

In order to address conflicts of interest that may arise when an Employee accepts or gives a gift, favor, entertainment, special accommodation, or other items of value, the Firm places restrictions on gifts and entertainment. As a general matter, no Employee may accept or give a gift or provide or receive entertainment exceeding a de minimis value, which for purposes of the Code is set at $100. The following specific restrictions are placed on gifts and entertainment.

•	Gifts. No Employee may receive any gift, service, or other thing of more than de minimis value from any person or entity that does business with or on behalf of the Firm. No Employee may give or offer any gift of more than de minimis value to existing investors, prospective investors, or any entity that does business with or on behalf of the Firm without the prior written approval of the Compliance Officer.

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•	Cash. No Employee may give or accept cash gifts or cash equivalents to or from an investor, prospective investor, or any entity that does business with or on behalf of the Firm.

•	Entertainment. No Employee may provide or accept extravagant or excessive entertainment to or from an investor, prospective investor, or any person or entity that does or seeks to do business with or on behalf of the Firm. Employees may provide or accept a business entertainment event, such as dinner or a sporting event, of reasonable value, if the person or entity providing the entertainment is present. Any event likely to exceed a de minimis value must be approved in advance by the Compliance Officer.

•	Government Officials. No gift or entertainment event of any value involving government officials or their families may be given or sponsored by the Firm or any Employee without the prior written approval of the Compliance Officer.

•	Reporting. Each Employee must report any gifts or entertainment in excess of de minimis value received in connection with the Employee’s employment to the Compliance Officer. The Compliance Officer may require that any such gift be returned to the provider or that an entertainment expense be repaid by the Employee. [The Compliance Officer] also will keep records of any gifts and entertainment so reported.

•	Solicited Gifts. No Employee may use his or her position with the Firm to obtain anything of value from a client, supplier, person to whom the Employee refers business, or any other entity with which the Firm does business.

•	Referrals. Employees may not make referrals to clients (e.g., of accountants, attorneys, or the like) if the Employee expects to personally benefit in any way from the referral.

G.	Reporting Violations

Every Employee must immediately report any violation of the Code to the Compliance Officer or, in the Compliance Officer’s absence, the General Counsel. All reports will be treated confidentially and investigated promptly and appropriately. The Firm will not retaliate against any Employee who reports a violation of the Code in good faith and any retaliation constitutes a further violation of the Code. The Compliance Officer will keep records of any violation of the Code, and of any action taken as a result of the violation.

H.	Exceptions to the Code

The Compliance Officer may, under very limited circumstances, grant an exception from the requirements of the Code on a case-by-case basis, provided that:

•	The Employee seeking the exception provides the Compliance Officer with a written statement (i) detailing the efforts made to comply with the requirement from which the Employee seeks an exception and (ii) containing a representation that compliance with the requirement would impose significant undue hardship on the Employee;

•	The Compliance Officer believes that the exception would not harm or defraud a Fund, violate the general principles stated in the Code or compromise the Employee’s or the Firm’s fiduciary duty to any Fund; and

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—	The Employee provides any supporting documentation that the Compliance Officer may request from the Employee.

No exceptions may be made to the fundamental requirements contained in the Code that have been adopted to meet applicable rules under the Advisers Act.

I.	Administration of the Code

The Compliance Officer will receive and review all reports submitted pursuant to the Code. The Compliance Officer will review the reports to determine that access person trades are consistent with requirements and restrictions set forth in the Code and do not otherwise indicate any improper trading activities. The Compliance Officer also will ensure that all books and records relating to the Code are properly maintained. The books and records required to be maintained include the following:

—	A record of any violation of the Code, and of any action taken as a result of the violation;

—	A record of all written acknowledgements of receipt, review and understanding of the Code from each person who is currently, or within the past five years was, an Employee;

—	A record of each report made by an access person, including any brokerage confirmations and brokerage account statements obtained from access persons;

—	A record of the names of persons who are currently, or within the past five years were, access persons; and

—	A record of any decision, and the reasons supporting the decision, to approve the acquisition of an IPO or limited offering.

—	[A record of any exception from the Code granted by the Compliance Officer, all related documentation supplied by the Employee seeking the exception, and the reasons supporting the decision to grant the exception.]

These books and records must be maintained by the Firm in an easily accessible place for at least five years from the end of the fiscal year during which the record was created, the first two years in an appropriate office of the Firm.

J.	Sanctions

Any violation of any provision of the Code may result in disciplinary action. The Compliance Officer, in consultation with the General Counsel, will determine an appropriate sanction. Disciplinary action may include, among other sanctions, a letter of reprimand, disgorgement, suspension, demotion or termination of employment.

K.	Acknowledgment of Receipt and Compliance

The Firm will provide each Employee with a copy of the Code and any amendments hereto. Any questions regarding any provision of the Code or its application should be directed to the Compliance Officer. Each Employee must provide the Firm with a written acknowledgement (in the form provided by the Firm) evidencing the fact that such Employee has received and reviewed, and understands, the Code.

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Adopted this     day

of                                 , 20    .

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Personal Securities Trading Checklist

In the release adopting Rule 204A-1, the SEC noted that many investment advisers have adopted codes of ethics that include or address some or all of the following elements, which the SEC believes should be considered by all advisers in crafting their procedures for personal securities trading by employees:

•	Prior written approval before access persons can place any personal securities transaction.

•	Maintenance of “watch lists” of issuers that the adviser is analyzing or recommending for Fund transactions, and placing prohibitions on personal trading in securities of issuers on the lists.

•	Maintenance of “restricted lists” of issuers about which the adviser has inside information, and placing prohibitions on any trading (personal or for Funds) in securities of issuers on the lists.

•	“Blackout periods” when client securities trades are being placed or recommendations are being made and during which access persons are not permitted to place personal securities transactions.

•	Reminders that investment opportunities must be offered first to clients before the adviser or its employees may act on them, and procedures to implement this principle.

•	Requirements to trade only through certain brokers, or limitations on the number of brokerage accounts permitted.

•	Requirements to provide the adviser with duplicate trade confirmations and account statements.

•	Procedures for assigning new securities analyses to employees whose personal holdings do not present apparent conflicts of interest.

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EXHIBIT A

HOLDINGS REPORT

Name of Access Person:

Date of Submission:

Type of Report (check one):	Initial Holdings Report (submitted within 10 days after becoming an access person)
Annual Holdings Report (submitted annually)

I.	Securities Accounts

Account Title	Broker/Institution Name and Address	Account Number

II.	Covered Securities

Title of Security	Type of Security	Ticker or CUSIP	Number of Shares	Principal Amount

1.
2.
3.
4.
5.
6.
7.
8.
9.
10.

I hereby certify that the information contained in this report is accurate and that listed above are all personal accounts and covered securities with respect to which I have beneficial ownership.

By:
Name:
Date:

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EXHIBIT B

QUARTERLY TRANSACTION REPORT

Name of Access Person:

Date of Submission:

I.	Transactions

Trade Date and Transaction Type	Transaction Price and Number of Shares	Name of Security	Ticker or CUSIP	Interest Rate and Maturity Date	Principal Amount	Broker/ Institution

I hereby certify that the information contained in this report is accurate and that listed above are all transactions for the quarter ended                      of covered securities with respect to which I have beneficial ownership.

By:
Name:
Date:

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EXHIBIT C

CODE of ETHICS ACKOWLEDGEMENT

I                                          (name), as                                          , (position or relationship), acknowledge that I have received, read, understand and agree to abide by the policies and procedures of Emancipation Capital regarding: (1) prohibitions against insider trading, and (2) personal securities transactions, as set forth in Emancipation Capital’s policy manual. I further understand that should I ever have any questions regarding these policies and procedures, including any application thereof, I will immediately address them with Emancipation Capital’s Chief Compliance Officer.

Date:	By:
Signature

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EXHIBIT D

PERSONAL TRADING APPROVAL REQUEST

Name:

Date:

Buy / Sell:

Ticker:

Amount:

Authorized by:

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